                                                                    Exhibit 12.1

                                  POPULAR, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

                                                  For the six months ended                         Year Ended December 31,
                                                  ----------------------------------------------------------------------------------
                                                  June 30     June 30
                                                   2004        2003        2003         2002        2001       2000        1999
                                                  ----------------------------------------------------------------------------------
Income before income taxes                        $315,973    $298,860  $  597,410  $  463,606  $  408,404  $  375,458  $  340,036

Fixed charges :
                   Interest expense                379,595     386,139     749,550     863,553   1,039,105   1,167,396     897,932
                   Estimated interest component
                     of net rental payments          9,256       8,338      17,379      15,123      14,176      13,110      10,970

                   Total fixed charges including
                     interest on deposits          388,851     394,477     766,929     878,676   1,053,281   1,180,506     908,902

                   Less: Interest on deposits      157,385     179,813     342,891     432,415     517,881     529,373     452,215

                   Total fixed charges excluding
                     interest on deposits          231,466     214,664     424,038     446,261     535,400     651,133     456,687

Income before income taxes and
  fixed charges(including interest on deposits)   $704,824    $693,337  $1,364,339  $1,342,283  $1,461,685  $1,555,964  $1,248,938

Income before income taxes and
  fixed charges(excluding interest on deposits)   $547,439    $513,524  $1,021,448  $  909,867  $  943,804  $1,026,591  $  796,723

Preferred stock dividends                            5,956       3,962       9,919       2,510       8,350       8,350       8,350

Ratio of earnings to fixed charges

                   Including Interest on Deposits      1.8         1.8         1.8         1.5         1.4         1.3         1.4

                   Excluding Interest on Deposits      2.4         2.4         2.4         2.0         1.8         1.6         1.7

Ratio of earnings to fixed charges & Preferred
  Stock Dividends
                   Including Interest on Deposits      1.8         1.7         1.8         1.5         1.4         1.3         1.4

                   Excluding Interest on Deposits      2.3         2.3         2.3         2.0         1.7         1.5         1.7